As filed with the Securities and Exchange Commission on December 1, 2004

Commission File No.:

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

Registration Statement

under the Securities Act of 1933

GLOBAL MUSIC INTERNATIONAL, INC.

(Name of small business Issuer as specified in its charter)

FLORIDA	7380	20-1354562
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

20 Old Stagecoach Road, Redding, Connecticut 06896 (203) 938-1900

(Address and telephone number of principal executive offices)

20 Old Stagecoach Road, Redding, Connecticut 06896

(Address of principal place of business or intended principal place of business)

Richard P. Greene, 2455 E. Sunrise Boulevard, Suite 905, Ft. Lauderdale, FL 33304 (954) 566-6141

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the Commission declares this Registration Statement effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	20,300,000 shares	(1)	$.0001	$2,030.00	$.26
Common Stock	1,107,000 shares	(2)	$.25	$276,750.00	$35.06
Total	21,407,000 shares				$35.32

(1)	Registered founders shares.
(2)	Registered for resale on behalf of selling shareholders

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Prospectus (subject to completion) dated December 1, 2004

PRELIMINARY PROSPECTUS

GLOBAL MUSIC INTERNATIONAL, INC.

21,407,000 Shares Common Stock

We are going to register 21,407,000 shares of our common stock for shareholders of our company (see “Selling Shareholders”). Prior to this registration, there has been no public market for our securities, however, upon completion of this registration, we intend to become listed on the OTC Bulletin Board. We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. (SEE

“ RISK FACTORS” COMMENCING ON PAGE 2 FOR A DISCUSSION OF CERTAIN

FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.) THE

COMMON STOCK BEING OFFERED IS NOT LISTED ON ANY NATIONAL SECURITIES

MARKET.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE

SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES

OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY

REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.

WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT

FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS

PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT

SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE

OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus is                     , 2004

Financial Statements

PROSPECTUS SUMMARY

The Company

We are a Florida corporation doing business as Independent Music Network, which was formed for the purpose of operating as a diversified entertainment company. We are currently webcasting our program which consists of music videos of unsigned artists/bands from around the world through our website www.IMNTV.com. We intend to continually improve the content and quality of our programming and to focus primarily on reaching agreements with wireless companies globally to provide content for mobile broadcast on a subscription basis. (See “Business of the Company.”)

This prospectus includes shares of common stock that may be offered by certain selling shareholders. Our common stock is not currently trading, however, we intend to have our shares trade on the OTC Bulletin Board upon completion of this registration.

We will not receive any funds from the distribution of the shares of common stock offered by this prospectus since only shares of common stock held by existing shareholders are being registered hereby. The shares may be offered in transactions on the OTC Bulletin Board once we have completed the listing process. The shares may be offered in negotiated transaction, or through a combination of such methods of distribution at prices relating to prevailing market prices or at negotiated prices. No commissions or discounts are being paid or allowed in conjunction with this distribution.

To date, we have received no revenue from operations and ($1,525,382) represents our net losses since inception.

SUMMARY FINANCIAL DATA

The following summary financial and other data should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation,” and the financial statements and related notes of Global Music International, Inc., appearing in this Prospectus beginning on page F-1. The selected financial data was derived from our audited financial statements as of October 31, 2004 and for the periods from July 1, 2004 (inception) through October 31, 2004.

Selected Statements of Operations Data

Revenues	$—
Impairment of capital assets	1,500,000
Interest expense	22,500
General and administrative expenses	2,882
Net loss	$1,525,382

Selected Balance Sheet Data

October 31, 2004
Current assets	$265,762
Total assets	265,762
Current liabilities	1,568,963
Total Stockholders’ Deficiency	$(1,303,201)

RISK FACTORS

Our business involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are material risks facing our contemplated operations. All material risks will be discussed in this section.

If any of the following risks occur, our business financial condition or results of operations could be materially harmed and in such case you may lose all or part of your investment.

You could lose all of your investment if we do not remain a going concern.

We rely on our senior management and will be harmed if any or all of them leave

Our success is dependent on the efforts, experience and relationship of Corinne Fallacaro and Christopher Mauritz. If any of these individuals are unable to continue in their role, our business would be adversely effected as to its business prospects and earnings potential. We do not currently carry any insurance to compensate for any such loss.

There are many competitors in our market and we may not be able to effectively compete against them

The business of marketing music video products is highly competitive. This market segment includes numerous manufacturers, distributors, marketers, and retailers that actively compete for the business of consumers both in the United States and abroad. In addition, the market is highly sensitive to the introduction of new products that may rapidly capture a significant share of the market. As a result, our ability to remain competitive depends in part upon its successful introduction and consumer acceptance of new products.

We are a development stage company which means our operations may not be successful

We were incorporated in July 2004 and although we have certain assets, we have not executed our business model and are considered to be in the development stage. Our ability to maintain and achieve profitability is dependent on the execution of our business plan to generate cash flow to fund future growth. There can be no assurance that our results of operations or marketing strategy will prove successful.

We have no public trading market for our securities

Although we intend to complete a public registration of our securities, there is currently no public market for our securities. We are not subject to the periodic filing and reporting requirements of the Securities Exchange Act of 1934. Accordingly, prospective investors are cautioned that there is no available public information about our financial status and operations. We intend to distribute financial statements to our shareholders on an annual basis, but cannot provide assurances that such financial statements will be available, or, if available, will be audited.

If we are unable to obtain additional capital in the near future, we may have to curtail or cease operations

We expect that we will need to raise funds in the immediate future in order to meet our working capital requirements. We may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available to us, we may have to curtail or cease operations, which would materially harm our business and financial results. To the extent we raise additional funds through further issuances of equity or convertible debt or equity securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Furthermore, any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

We have no operating history that makes an evaluation of our business difficult

Our lack of operating history makes it difficult to evaluate our current business and prospects or to accurately predict our future revenues or results of operations. Our business model, and accordingly our revenue and income potential, is new and unproven. In addition, we are subject to risks and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets.

We have a new and unproven business model and may not generate sufficient revenues for our business to survive or be successful

Our business model is based on the commercial viability of a web site devoted to the broadcast of music videos of amateur and professional artists. In order for our business to be successful, we must not only develop services that directly generate revenues, but also provide content and services that attract wireless and cable providers who will contract with us to air our website. Our business model assumes that wireless operators and cable providers in many markets will air our programming and that we anticipate we will be able to generate significant revenues through subscription per subscriber payments where wireless operators will pay us a monthly subscription payment for access to our program content. Each of these assumptions is unproven, and if any of the assumptions is incorrect, we may be unable to generate sufficient revenues to sustain our business or to obtain profitability. At the present time, we have no contracts, arrangements or agreements with either wireless or cable providers.

We have no operating history and expect to incur losses in the future

We have no operating history and have generated no revenues. We have not achieved profitably and expect to incur losses for the foreseeable future. We expect those losses to increase as we continue to incur expenses to develop our products and services. We believe that our business depends on our ability to significantly increase revenues and to limit our operating expenses. If our revenues fail to grow at anticipated rates or our operating expenses increase without a commensurate increase in our revenues, or we fail to adjust operating expense levels appropriately, we may never be able to achieve profitability.

Our future operating results are likely to be volatile and may cause our equity value to fluctuate

Our future revenues and operating results, if any, are likely to vary from quarter to quarter due to a number of factors, many of which are outside of our control. Factors which may cause our revenues and operating results to fluctuate include the following:

•	the willingness of wireless companies to broadcast our programming;

•	market acceptance of our music video programming on our web site;

•	the timing and uncertainty of sales cycles;

•	new services offered by current or future competitors; and

•	general economic conditions, as well as economic conditions specific to the music industry.

We are subject to all of the risks and uncertainties associated with the entertainment industry, all of which may have an adverse impact on our business and results of operations

Our future operating results will depend upon numerous factors beyond our control, including the popularity, price and timing of programming and special events being released and distributed, national, regional, and local economic conditions, changes in demographics, the availability of alternative forms of entertainment, critical reviews and public tastes and preferences, which change rapidly and cannot be predicted. If we are unable to successfully anticipate and respond to relatively rapid changes in consumers’ tastes and preferences, our business and operating results will be adversely affected.

Funds are not and may not be available to pay demand note

We have issued a promissory note to our President, Corinne Fallacaro, in the amount of $1.5 million. The note pays interest at 6% per annum and is payable upon demand. Further, the note is secured by all of our assets. In the event demand is made for payment of the note, there can be no assurance that we will have the funds to pay the note and accrued interest. Failure to pay the note on demand may cause us to forfeit all of our assets. At the present, if the demand were made, we could not satisfy the note.

There may be claims made against our assets which we acquired by virtue of a default

Our assets, which we purchased from Corinne Fallacaro, were formerly owned by Falcon Entertainment Corp. (“Falcon”). These assets were pledged by Falcon as security pursuant to a Security Agreement for the payment of a $700,000 promissory note that was payable to James and Corinne Fallacaro and which was subsequently assigned to Corinne Fallacaro. The assets were acquired by our President, Corinne Fallacaro, in January 2001 after Falcon defaulted on a $700,000 promissory note dated October 3, 2000, by virtue of the provisions contained in the Security Agreement and pursuant to the various provisions of the Uniform Commercial Code of Connecticut. Because there was no judicial determination as to the validity of the transfer of title of the assets to Corinne Fallacaro, there can be no assurance that shareholders of Falcon will not assert any claims which challenge the validity of the transfer of assets. In the event such a challenge was successful, our operations would be severely impaired.

We may be unable to attract and retain independent contractors, which would adversely affect our ability to develop and effectively operate our business

Our future performance will depend largely on the efforts and abilities of our present management and our ability to hire independent contractors. Our success will depend on our ability to attract independent contractors in the future. The market for such persons is extremely competitive and we may not find qualified independent contractors. The loss of, or the inability to attract independent contractors may harm our ability to develop and effectively manage our business.

Current or future government regulation may add to our operating costs.

We may face unanticipated operating costs because of the current uncertainty surrounding potential government regulation of the Internet, e-commerce, wireless and cable use. We believe that we are not currently subject to direct regulation of our current and expected activities, other than regulations generally applicable to businesses. However, the Internet has rapidly emerged as a commerce medium, and governmental agencies have not yet been able to adapt all existing regulations to the Internet environment. Laws and regulations may be introduced and court decisions reached that affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, content and quality of products and services, advertising, intellectual property rights and information security. Complying with new regulations would increase our operating costs. Furthermore, we may be subject to the laws of various jurisdictions where we actually conduct business. Our failure to qualify to do business in a jurisdiction that requires us to do so could subject us to fines or penalties and could have a material adverse impact on our business and operations.

We may be unable to adequately protect our proprietary rights, which could result in their unauthorized use by our competitors and have an adverse impact on our revenues

Our success depends in part on our ability to protect our proprietary rights. There can be no assurance that the measures taken by us to protect our proprietary rights will be adequate to prevent misappropriation or independent development by others of programming and media concepts based upon, or otherwise similar to, those of our network. In addition, although we believe that our programming and concepts have been independently developed and do not infringe on the proprietary rights or trade secrets of others, there can be no assurance that our methods and concepts do not and will not so infringe or that third parties will not assert infringement claims, trade secret violations, competitive torts or other proprietary rights violations against us in the future. In the case of infringement, we could, under certain circumstances, be required to modify our programming or obtain a license. There can be no assurance that we would be able to do either in a timely manner or upon acceptable terms and conditions, and such failure could have a material adverse effect on our operations, cash flows and financial condition. There can also be no assurance that we will have the resources to defend or prosecute proprietary rights or infringement actions.

If we fail to attract new artists for our music web site, we may not be able to attract wireless operators and cable providers

Our success depends upon our ability to attract wireless operators and cable providers to enter into arrangements with us to broadcast or disseminate the content currently on our website to the consumers and viewers. If we do not continually augment and improve our music and video content with new amateur and professional artists, we will not be able to attract or maintain wireless operators and cable providers. Since our revenue is anticipated to be derived from subscription fees paid by wireless customers and advertising obtained in cable broadcasts, unless we can attract and maintain these relationships we will not be successful.

If we do not attract loyal support from our targeted viewing audience, our business will be adversely affected

Our business plan is predicated on our company attracting active and loyal support from the community of music fans that have an interest in independent music. There can be no assurance that there will be significant support from our anticipated viewership segment or that sufficient public acceptance of our programming will enable us to operate profitably.

Delivery of our content via the internet may be interrupted due to systems failures, natural disasters or other causes

We are subject to the risk that delivery of our services via the Internet may be interrupted as a result of satellite failure, communications and/or network equipment damage caused by natural disasters such as earthquakes and fires, hardware failures, increased stress on communications and/or network hardware, local power losses or other telecommunications failures and/or capacity constraints on us or our vendors’ or suppliers’ hardware. Any such interruptions may cause us to lose viewers and, accordingly, may adversely affect our business and results of operations.

Our inability to attract wireless operators and cable providers will impair our business and our ability to earn a profit

Our business model depends on our ability to establish and maintain business relationships with wireless operators and cable providers. The business relationships with wireless providers would allow our company to provide program content to these operators for the purpose of selling subscriptions to their consumer base and providing revenue to our company based upon the number of subscribers obtained. The business relationships with cable providers, if established, would allow our video and music content as contained on our website to be broadcast through various networks with revenue to be recognized through advertising. Failure to attract and enter into these relationships will result in our company not achieving revenues resulting from the implementation of our business model.

The holdings of our controlling stockholder may limit your ability to influence the outcome of director elections and other matters subject to a stockholder vote, including a sale of our company on terms that may be attractive to you

Corinne Fallacaro, our president and chairman of our board of directors, currently owns approximately 79% of our outstanding common stock. Ms. Fallacaro’s stock ownership and management positions enable her to exert considerable influence over us, including the election of directors and the approval of other actions submitted to our stockholders. In addition, without the consent of Ms. Fallacaro, we may be prevented from entering into transactions that could be viewed as beneficial to other stockholders, including a sale of our company. This could prevent you from selling your stock to a potential acquiror.

If the selling shareholders all elect to sell their shares of our common stock at the same time, the market price of our shares may decrease

It is possible that the selling shareholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time, the sales, or the possibility thereof, may have a depressive effect on the future market price of our common stock.

Forward-Looking Statements

Some of the information contained in this Prospectus involves forward-looking statements. These statements include, but are not limited to, statements about our industry, plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements by their nature involve risks and uncertainties. Therefore, actual results may differ materially from those implied or expressed by these statements. Accordingly, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We will not derive any proceeds from the sale of the shares by the selling shareholders.

BUSINESS OF THE COMPANY

Background

Global Music International, Inc., a Florida corporation doing business as Independent Music Network, was formed on July 1, 2004 for the purpose of operating as a diversified entertainment company which is presently webcasting programming which consists of music videos of unsigned artists and bands from around the world over our web site at IMNTV.com 24/7. We intend to accomplish the following:

•	Continually improve the content and quality of our programming.

•	Enable the Company to receive video content from the users at no cost to the Company.

•	Expand the size and number of markets in which our programming content would be available.

•	Enter into sponsorship agreements and marketing partnerships.

•	Enter into agreements with wireless telecommunications companies on a subscription basis.

Industry Background

We believe that the market for music videos and music programming has grown significantly since the introduction of MTV in 1981. Music enthusiasts are now able to view musical genres ranging from country to rock to rap to salsa on cable television.

Our research indicates that the amateur music industry has experienced a significant growth phase. According to a Gallup Organization of Princeton, N.J. survey conducted in 2003, which was commissioned by the International Music Products Association (“NAMM”) and published in Music USA 2004 International Edition, more than one-half of households (54%) have at least one person who plays a musical instrument which represents the highest figure since this study began in 1978. Also, in 48% of all U.S. households, two or more persons play a musical instrument which is up from 40% in 2000. It is interesting to note that according to this survey the highest percentage of musical instruments are owned by households with college graduates and incomes over $45,000 per year. Additionally, as noted in the survey, over 50% of households in 2003 owned at least one musical instrument compared to 43% in 1997.

Our business model is designed to give music enthusiasts the opportunity to find music that they would otherwise never see or hear. It also gives amateur artists the opportunity to make their work available to the rest of the world. No one will make the decision whether your material is good enough for the general public; the general public will make that decision for themselves.

Plan of Operation

Our plan of operation for the next 12 months will be the continued design and development of our web site for the purpose of airing music videos submitted by independent artists and bands from around the world at no cost to the Company for the content. After the videos are screened for acceptable broadcast content, and they are professionally packaged and edited, they are webcast on IMNTV.com 24/7.

Through the IMNTV.com web site, artists are able to obtain information as to the IMNTV™ video submission process. Each artist or band that submits an acceptable video is listed on the IMNTV.com web site through which simultaneous streaming music videos of various performances by other artists may be heard and other related information may be displayed.

Our programming content is webcast giving consumers access to a wide range of independent music video programming.

We intend to enter into discussions with several telecom companies for the purpose of entering into agreements to utilize our programming on a subscription basis. We have entered into some preliminary discussions with several telecommunications companies, however, no agreements have been reached. If we finalize these potential agreements, we intend to expand into U.S. and global cable markets. There can be no assurance that any agreement will be reached.

Historical Information About Our Product

Although our Company is a newly formed start-up company, we have purchased various assets which we believe will assist us in meeting our business objectives. The assets include the IMNTV.com web site, Trademarks which include IMNTV™ and GET HUGE™, several hundred hours of program content including the master tapes of submitted music videos, servers, computers and editing programs, graphics packages formatted to integrate with the music videos and 12 video commercials embedded in our video programming.

Employees

We presently have two full time employees who are also officers and shareholders. Staffing levels will be determined as we progress and grow. Our board of directors will determine the compensation of all new employees based upon job description.

Property

The Company’s executive offices are located at 20 Old Stagecoach Road, Redding, CT 06896. We will seek to acquire additional office space based upon the needs of the business, when and if necessary.

Dividend Policy

We have not paid cash dividends on our common stock since inception. We currently intend to retain any future earnings for use in the expansion of the business, however, we do not intend to pay shareholder dividends. The declaration and payment of cash dividends, if any, will be at the discretion of the Board of Directors of the Company and will depend, among other things, upon our earnings, capital requirements, and financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our audited financial statements and notes thereto included herein. In connection with, and because it desires to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward looking statements in the following discussion and elsewhere in this report and in any other statement made by, or on the behalf of our company, whether or not in future filings with the Securities and Exchange Commission. Forward looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of our company. We disclaim any obligation to update forward looking statements.

Overview

Global Music International, Inc. (“Global”) was organized under the laws of the state of Florida on July 1, 2004 and is doing business as Independent Music Network through its program referred to as IMNTV™. Global intends to operate as a diversified entertainment company.

We are engaged in webcasting our program which consists of music videos from artists and bands from around the world. Our intent is to continue to develop our website for airing music videos submitted by the artists. Once we have completed our screening process to determine acceptable broadcast content, we edit and package the product which will then be webcast on IMNTV™ 24 hours a day.

Although we are a newly formed company, we have purchased assets to assist us in meeting our business objectives. The assets include the IMNTV.com website, trademarks, hundreds of hours of program content including master tapes of submitted music videos, servers, computers, editing programs, graphics packages which have already been formatted to integrate with music videos and 12 video commercials embedded in our video programming. IMNTV™ embraces all genres of music and promotes artistic expression based on its philosophy of letting the public decide whether or not to accept it. These assets as disclosed in our financial disclosure have been written off and, for accounting purposes, have a value of $0.

Our plan of operations for the next 12 months will be the continued design and development of our website to further implement our business model by giving consumers a wide range of independent music video programming. In addition, we intend to enter into discussions with several telecommunications companies for the purpose of entering into agreements to utilize our programming on a subscription basis. We intend to leverage any such agreement to enter the U.S. and global cable markets. As of the date hereof, we have reached no such agreements. The purpose of the website also is to generate new content from the users to enable the Company to increase its programming at no cost to the Company for the content.

Results of Operations

For the Period from July 1, 2004 (Inception) through October 31, 2004

Since the Company was formed on July 1, 2004, it has not earned any revenues and has incurred a net loss since its inception of $1,525,382. Operations from the Company’s inception through October 31, 2004 were devoted primarily to strategic planning, raising capital and developing revenue-generating opportunities. The Company purchased various assets necessary to webcast it’s programming from the Company’s founder, who is its President/CEO and a director, in exchange for a $1,500,000 promissory note. The Company reviewed the future recoverability of this acquired equipment for impairment and since the Company has not executed contractual arrangements that provide reliable and objective evidence supporting future cash flows to recover the cost of these assets, the Company recorded an impairment loss of $1,500,000 in the accompanying statement of operations for the period from July 1, 2004 (inception) through October 31, 2004.

Liquidity and Capital Resources

We are currently financing our operations from the proceeds from the sale of common stock offered pursuant to our private placement which was closed on October 31, 2004. We raised a total of $276,750.

New accounting pronouncements

In May 2003, FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement addresses the accounting for certain financial instruments that, under previous guidance, could be accounted for as equity. SFAS 150 requires that those instruments be classified as liabilities in the statement of financial position. In addition, SFAS 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of certain entities. Most of the guidance in SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement has had no material effect on the Company’s financial statements.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities (FIN 46). This interpretation of Accounting Research Bulletin No.51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of certain variable interest entities where there is a controlling financial interest in a variable interest entity or where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. The interpretation applies immediately to variable interest entities created after December 31, 2003 and applies in the first year or interim period beginning after December 15, 2004 to variable interest entities in which an enterprise holds a variable interest that it acquired before December 31, 2003. We do not have any ownership in any variable interest entities as of October 31, 2004. We will apply the consolidation requirement of FIN 46 in future periods if we should own any interest in any variable interest entity.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. We evaluate our estimates and judgments, including those related to the impairment of long-lived assets, on an ongoing basis. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. All of our significant accounting policies are disclosed in the notes to our financial statements. The following represents a critical accounting policy that required us to exercise our business judgment or make a significant estimate:

Capital Assets/Impairment

The Company purchased various assets necessary to webcast it’s programming from the Company’s founder, who is its President/CEO and a director, in exchange for a promissory note. The Company reviewed the future recoverability of these acquired assets for impairment and since the Company has not executed contractual arrangements that provide reliable and objective evidence supporting future cash flows to recover the cost of these assets, the Company recorded an impairment loss for the total purchase price for the period from July 1, 2004 (inception) through October 31, 2004.

MANAGEMENT

Directors and Executive Officers

The following persons are members of our board of directors and executive officers in the capacities indicated:

Name	Age	Position
Corinne Fallacaro	47	President, CEO and Director

Christopher Mauritz	37	Chief Technology Officer, Vice President and Secretary

CORINNE FALLACARO has been President and Chief Executive Officer since inception. Since 1997, Ms. Fallacaro has also served as Vice President of Independent Music Network, Inc., a subsidiary of Falcon Entertainment Corp., and has overseen the format of all the programming content. She also served as Secretary/Treasurer and as a Director of Falcon Entertainment Corp. since 1986. She was also Vice President of CJS Holding, Inc., a private technology licensing company since 1991. She holds a Bachelor of Arts degree from Empire State College

CHRISTOPHER MAURITZ has been Chief Technology Officer since inception and Vice President and Secretary since November 22, 2004. Prior to joining the Company, Mr. Mauritz served from 2000 to 2004 as the chief IT officer of Independent Music Network, a subsidiary of Falcon Entertainment Corp. From 2000 to 2001, he was Chief Technology Officer of Falcon Entertainment Corp. From June 1999 through February 2000, he served as the Chief Operating and Chief Technology Officer of Oven Digital, Inc. where he was responsible for the global expansion, infrastructure development, and the development of strategic corporate and sales relationships. From July 1998 through March 1999, Mr. Mauritz was the National Director for system administration and network engineering of Rare Medium Inc. (NASDAQ: RRRR). At Rare Medium, he was responsible for the evaluation of acquisition targets, the design and implementation of a nationwide intra-network and the design and implementation of the company’s’ and clients’ Internet server farms. From November 1997 through February 2000, he was a Network Engineer and member of the Board of Advisors for Net Exchange, Inc. where he was responsible for contributions to the architectural development of Net Exchange’s product, and the design and implementation of the company’s network. From June 1997 through June 1998, Mr. Mauritz was Network Engineer and Technical Sales Consultant at New York Net, Inc. (acquired by Verio, NASDAQ: VRIO) where he was responsible for assisting in the maintenance of a large regional network with multiple T3 backbone connections serving hundreds of leased line customers. From May 1996 through June 1997, he was Director of Marketing and Director of Internet Operations at IBS Interactive, Inc. (NASDAQ: IBSX) where he marketed leased line services, co-location, and web hosting services to corporate clients, oversaw Unix system design, administration, network design, and network security. From 1992 through 1997, Mr. Mauritz was the Founder and Chief Executive Officer of Mordor International, an early public access Internet provider in the New York metropolitan area. Mordor International was involved in the design and implementation of robust server farms and networks as well as consumer and corporate online access. Mr. Mauritz sold Mordor International to IBS Interactive (NASDAQ: IBSX) in May 1996. From November 1989 through May 1995, he held various positions in the Latin American Finance Group of The Long-Term Credit Bank of Japan, Ltd. where he was responsible for analyzing Latin American corporate finance transactions, debt restructuring, and loan portfolio management. Mr. Mauritz attended Columbia University’s School of Engineering and Applied Science and Columbia College.

The directors hold office until the next annual meeting of the shareholders and until their successor(s) have been duly elected or qualified.

Committees

There is currently no audit committee, however, the board of directors will form an audit committee at such time as there are at least two independent directors.

Executive Compensation

None of our executive officers have been paid any executive compensation in 2004. Although we have no employment contracts with any of our executive officers, the board of directors may elect to enter into employment agreements in the future.

Grants of Stock Options

No options were granted to our executive officers in 2004.

Compensation of Directors

We do not currently pay any compensation to our directors other than reasonable expenses incurred in connection with providing services as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since our incorporation on July 1, 2004, we have authorized the issuance of 21,457,000 shares of our common stock. We have also issued a promissory note in the amount of $1.5 million to our President, Corinne Fallacaro. The note pays interest at 6% per annum and is payable upon demand and is secured by all of our assets. The promissory note was issued as consideration for the transfer of assets represented by a Bill of Sale to the Company but we are not representing in any way that it is indicative of the value of the assets.

Our assets, which we purchased from Corinne Fallacaro, were formerly owned by Falcon Entertainment Corp. Based upon default of a promissory note originally executed in the amount of $700,000 from Falcon to James and Corinne Fallacaro and assigned solely to Corinne Fallacaro, the assets were acquired pursuant to a Security Agreement. Corinne Fallacaro had previously taken possession of the assets in January 2001.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of October 31, 2004, with respect to the beneficial ownership of our common stock by each beneficial owner of more than 5% of the outstanding shares of common stock of the Company and each director, each executive officer and all executive officers and directors of the Company as a group, and sets forth the number of shares of common stock owned by each such person and group. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

PRINCIPAL SHAREHOLDERS

The following tables disclose information concerning ownership of common stock by officers, directors and holders of 5% or more of our common stock. Our shares of common stock which have been authorized for issuance, for purposes of these calculations, are calculated based on information available as of November 29, 2004 and include both securities authorized to be issued and securities which a named person has a right to acquire.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Corinne Fallacaro 20 Old Stagecoach Road, Redding, CT	17,000,000	79.2%

Christopher Mauritz 20 Old Stagecoach Road, Redding, CT	2,250,000	10.5%

All officers and directors as a group (2 persons)	19,250,000	89.7%

SELLING SHAREHOLDERS

On October 31, 2004, we completed a private placement to 46 investors in which we have authorized the issuance of an aggregate of 1,107,000 shares of our common stock. Prior to the private placement, we had authorized a total of 20,350,000 shares of common stock to be issued as founders shares.

We agreed to file a registration statement with the SEC to permit the public resale of the shares of our common stock as soon as possible after the closing date of the private placement.

The following tables sets forth the name of each selling security holder, the number of shares owned, and the number of shares being registered for resale by each selling security holder.

We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. All of the shares owned by the selling security holders may be offered hereby. Except as described below there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. No estimate can be given as to the number of shares that will be held by the selling security holders upon termination of any offering made hereby.

Name of Selling Shareholder	Number of Shares Owned	% Owned	Shares Offered
Corinne Fallacaro **	17,000,000	79.2%	17,000,000
Christopher Mauritz **	2,250,000	10.5%	2,250,000
Mark Beloyan **	1,000,000	*	1,000,000
Richard Deleece	10,000	*	10,000
Michael Lipshutz	10,000	*	10,000
Robert F. Orr	20,000	*	20,000
Terry Macioge	20,000	*	20,000
Robert Brasington	20,000	*	20,000
Nick Pappas	10,000	*	10,000
Roy D. Mattman	200,000	*	200,000
Christine E. Harrison	10,000	*	10,000
Stephen A. Beloyan	40,000	*	40,000
Lionel H. Beloyan	160,000	*	160,000
George Brous	20,000	*	20,000
Jeffrey Renner	20,000	*	20,000
Anthony D. Cecere	100,000	*	100,000
Noah Cohen	15,000	*	15,000
Steve Newton	10,000	*	10,000
Bernard Shulman	10,000	*	10,000
Robert J. Peters	4,000	*	4,000
Joseph R. Theismann	20,000	*	20,000
Nan Yan	4,000	*	4,000
Allstar Telecommunications, Inc.	4,000	*	4,000
Thomas T. Pacchioli	20,000	*	20,000
William Harry Shapiro	10,000	*	10,000
Mel Spindler	10,000	*	10,000
Richard J. Lemonda	10,000	*	10,000
The 661 North Broadway L.P.	10,000	*	10,000
Arle Pierro	10,000	*	10,000
Joseph Kemprowski	10,000	*	10,000
London Venture Capital Corp.	10,000	*	10,000
Lorraine Lipschutz	10,000	*	10,000
Real Asset Management, LLC	20,000	*	20,000
Ira Housman	10,000	*	10,000

Name of Selling Shareholder	Number of Shares Owned	% Owned	Shares Offered
John G. Steciw	10,000	*	10,000
Darren Muller	20,000	*	20,000
Daniel J. Schmalz	20,000	*	20,000
Ronald L. Kikendall	30,000	*	30,000
William Kikendall	20,000	*	20,000
Richard P. Greene **	80,000	*	30,000
Mark C. Perry **	20,000	*	20,000
Edward Benevides	10,000	*	10,000
Norman Jacobs	20,000	*	20,000
Marilyn Lipschutz	10,000	*	10,000
Richard German	20,000	*	20,000
Daniel Bellet	20,000	*	20,000
Alicia Beloyan a/c/f Kaleigh E. Beloyan UTMA/FL	10,000	*	10,000
Alicia Beloyan a/c/f Kimberleigh Beloyan UTMA/FL	10,000	*	10,000
Alicia Beloyan a/c/f Karissa G. Beloyan UTMA/FL	10,000	*	10,000
Michael D. Ware	40,000	*	40,000
Michael and Regina Fazio	20,000	*	20,000

*	Less than 1%
**	Founders shares

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

DESCRIPTION OF SECURITIES

Our articles of incorporation, as amended, authorize us to issue 40,000,000 shares of common stock, $0.0001 par value per share. As of this date, 21,457,000 shares of common stock were authorized to be issued.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders and have no cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of the liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock authorized for issuance are fully paid and non-assessable, and the shares of common stock offered hereby will also be fully paid and non-assessable.

Shares Eligible for Future Sale

All of the shares that may be sold pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act, except that any shares issued to our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the provisions of Rule 144 described below. In general, our affiliates are any persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with us.

Of the 21,457,000 shares of common stock authorized for issuance as of the date of this prospectus, approximately 19,250,000 are held by our affiliates and will be restricted securities as that term is defined in Rule 144. These shares may only be sold in compliance with the volume limitations as set forth in Rule 144.

Rule 144

In general, under Securities Act Rule 144, a shareholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume in the common stock during the four calendar weeks preceding filing of a notice on Form 144 with respect to the sale.

In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock that are not restricted securities. Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about us must be available. Under Rule 144(k), a shareholder who is not currently and who has not been for at least three months before the sale an affiliate and who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business condition and other factors that our board of directors may deem relevant. Our right to declare a dividend is not limited by any restrictive covenant, contract or agreement.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

Penny Stock Rules

The SEC has adopted a rule that defines a “penny stock,” for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

To approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience and objectives of the person; and

•	make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Limitation of Liability and Indemnification of Officers and Directors

Our officers and directors are required to exercise good faith and high integrity in the management of our affairs. Our bylaws, however, provide, that the directors will have no liability to the shareholders for from any transaction in their respective managerial capacities so long as they act in good faith in a manner he or she reasonably believes to be in the best interest of the corporation and with such care as an ordinarily prudent person in a like position would use under similar circumstances unless they violated this duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. As a result, a shareholder may have more limited right to action than he would have had if such provision were not present. The bylaws also provide for us to indemnify the officers, directors, employees and agents against any losses or liabilities they may incur as a result of the manner in which they operate our business or conduct the internal affairs, provided that the officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

Where You Can Find Additional Information

For further information with respect to the Company and the shares offered hereby, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the Commission’s principal office location at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. You may also obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission also maintains a site at http://www.sec.gov that contains information regarding registrants that file electronically with the Commission.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be distributed from time to time by the selling shareholders including in one or more transactions that may take place on the over-the-counter market from time to time. These include ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of securities.

The selling shareholders may sell the securities in one or more of the following methods:

•	on the OTC Bulletin Board in the over-the-counter market or on such exchanges on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

•	in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates; or

•	through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares.

In making sales, brokers or dealers used by the selling shareholders may arrange for other brokers or dealers to participate. The selling shareholders and others through whom such securities are sold may be “underwriters” within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

At the time a particular offer of the securities is made by or on behalf of a selling shareholder, to the extent required, a prospectus is to delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling shareholder, and any discounts, commissions or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public.

The selling shareholders also may transfer shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. If required, we will supplement the prospectus to indicate the new selling shareholder.

The selling shareholders must comply with the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. We have also told the selling security holders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus. All of the foregoing may affect the marketability of our common stock.

Disclosure of Commission Position On Indemnification For Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LITIGATION

As of the date of this prospectus, neither we nor any of our officers or directors is involved in any litigation either as plaintiffs or defendants. As of this date, there is no threatened or pending litigation against us or any of our officers or directors.

LEGAL MATTERS - OPINION OF COUNSEL

The validity of the shares of common stock offered through this prospectus will be passed on by Mark C. Perry, P.A. A copy of their legal opinion is included as an exhibit to the Registration Statement.

EXPERTS

The financial statements included in this prospectus have been audited by Carlin, Charron & Rosen, LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

GLOBAL MUSIC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Global Music International, Inc.

We have audited the accompanying balance sheet of Global Music International, Inc. (A Development Stage Company) (the “Company”) as of October 31, 2004, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the period from July 1, 2004 (inception) through October 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Music International, Inc. (A Development Stage Company) as of October 31, 2004, and the results of its operations and its cash flows for the period from July 1, 2004 (inception) through October 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has a working capital deficiency of $1,303,201, has not earned any revenues, and has incurred a net loss since its inception totaling $1,525,382. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ CARLIN, CHARRON & ROSEN, LLP

Glastonbury, Connecticut

November 16, 2004

GLOBAL MUSIC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

OCTOBER 31, 2004

ASSETS
Cash	$265,762

Total assets	$265,762

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

LIABILITIES
Accounts payable	$28,963
Accrued interest	22,500
Advances from officer/director	17,500
Note payable to officer/director	1,500,000

Total current liabilities	1,568,963

STOCKHOLDERS’ DEFICIENCY
Common stock to be issued, net	232,181
Subscription receivable, common stock to be issued	(10,000)
Deficit accumulated during the development stage	(1,525,382)

Total stockholders’ deficiency	(1,303,201)

$265,762

The accompanying notes are an integral part of these financial statements.

GLOBAL MUSIC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JULY 1, 2004 (INCEPTION)

THROUGH OCTOBER 31, 2004

REVENUES	$—

EXPENSES
Impairment of capital assets	1,500,000
Interest expense	22,500
General and administrative expenses	2,882

1,525,382

Loss before provision for income taxes	(1,525,382)

PROVISION FOR INCOME TAXES	—

Net loss	$(1,525,382)

The accompanying notes are an integral part of these financial statements.

GLOBAL MUSIC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

FOR THE PERIOD FROM JULY 1, 2004 (INCEPTION) THROUGH OCTOBER 31, 2004

	Common Stock To Be Issued, Net		Subscription Receivable, Common Stock To Be Issued	Deficit Accumulated During the Development Stage	Total Stockholders’ Deficiency
	Shares	Value
Common stock to be issued in connection with:

Incorporation (July 1, 2004)	20,350,000	$2,035	$—	$—	$2,035

Private placement, net of offering costs of $46,604	1,107,000	230,146	(10,000)	—	220,146

Net loss	—	—	—	(1,525,382)	(1,525,382)

Balance, October 31, 2004	21,457,000	$232,181	$(10,000)	$(1,525,382)	$(1,303,201)

The accompanying notes are an integral part of these financial statements.

GLOBAL MUSIC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JULY 1, 2004 (INCEPTION)

THROUGH OCTOBER 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,525,382)
Adustments to reconcile net loss to net cash used in operating activities:
Impairment of capital assets	1,500,000
Compensation expense pursuant to common stock to be issued to founders at time of incorporation	2,035
Changes in operating assets and liabilities:
Increase in:
Accrued interest	22,500

Net cash used in operating activities	(847)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from officer/director	17,500
Proceeds from private placement offering, net	249,109

Net cash provided by financing activities	266,609

NET INCREASE IN CASH	265,762

CASH, beginning of period (inception)	—

CASH, end of period	$265,762

Supplemental disclosures of cash flow information:
Non-cash investing and financing activities
Equipment purchased through the assumption of a note payable	$1,500,000
Offering costs included in accounts payable	28,963

The accompanying notes are an integral part of these financial statements.

GLOBAL MUSIC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2004

NOTE 1 -     SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Global Music International, Inc. (A Development Stage Company) (the “Company”), doing business as Independent Music Network and IMNTV, operates a diversified entertainment company which is presently webcasting programming consisting of music videos of unsigned artists and bands from around the world.

DEVELOPMENT STAGE COMPANY

The Company was incorporated in the State of Florida on July 1, 2004. Operations from the Company’s inception through October 31, 2004 were devoted primarily to strategic planning, raising capital and developing revenue-generating opportunities.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers financial instruments with a maturity date of three months or less from the date of purchase to be cash equivalents. The Company had no cash equivalents at October 31, 2004.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations as incurred. Expenditures which substantially increase the useful lives of the related assets are capitalized.

The Company purchased various assets necessary to webcast it’s programming from the Company’s founder, who is its President/CEO and a director, in exchange for a $1,500,000 promissory note (see Note 3). The Company reviewed the future recoverability of these acquired assets for impairment and since the Company has not executed contractual arrangements that provide reliable and objective evidence supporting future cash flows to recover the cost of these assets, the Company recorded an impairment loss of $1,500,000 in the accompanying statement of operations for the period from July 1, 2004 (inception) through October 31, 2004.

GLOBAL MUSIC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (Continued)

OCTOBER 31, 2004

NOTE 1 -     SIGNIFICANT ACCOUNTING POLICIES (Continued)

INCOME TAXES

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Differences between the financial statement and tax bases of assets, liabilities, and other transactions did not result in a provision for current or deferred income taxes for the period from July 1, 2004 (inception) through October 31, 2004.

NOTE 2 -     FAIR VALUE OF FINANCIAL INSTRUMENTS

CONCENTRATIONS OF CREDIT RISK

The Company’s financial instrument that is exposed to a concentration of credit risk is cash. The Company places its cash with a high credit quality institution. At October 31, 2004, the Company’s cash balance on deposit exceeds federal depository insurance limits by approximately $108,000.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards (SFAS) No. 107, Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments for which the determination of fair value is practicable. SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

The carrying amount of the Company’s financial instruments approximates their fair value as outlined below:

•	Cash, accounts payable, accrued expenses, advances from officer/director – The carrying amounts approximate their fair value because of the short maturity of those instruments.

•	Note payable to officer/director – The carrying amount approximates its fair value because the interest rate on the debt approximates the Company’s expected current borrowing rate.

The Company’s financial instruments are held for other than trading purposes.

NOTE 3 -     RELATED PARTY TRANSACTIONS – OFFICER/DIRECTOR

ADVANCES FROM OFFICER/DIRECTOR

During the period from July 1, 2004 (inception) through October 31, 2004, the President/CEO/ and director provided short-term working capital advances totaling $17,500. Such advances are non-interest bearing and are due on demand.

GLOBAL MUSIC INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (Continued)

OCTOBER 31, 2004

NOTE 3 -     RELATED PARTY TRANSACTIONS – OFFICER/DIRECTOR (Continued)

NOTE PAYABLE

At October 31, 2004, the note payable to officer/director consisted of amounts due to the Company’s founder, who is also the President/CEO/ and a director of the Company. The note bears interest at 6%, and is due on demand. Interest expense on the note amounted to $22,500 for the period from July 1, 2004 (inception) through October 31, 2004.

NOTE 4 -     COMMON STOCK TO BE ISSUED

The Company is authorized to issue 40,000,000 shares of $.0001 par value common stock. Of the authorized shares, 20,350,000 shares have been allocated to the founders of the Company (“founder’s shares”). The Company did not receive any consideration for the founder’s shares and, accordingly, has recognized $2,035 in compensation expense in connection with the allocation of these shares.

As of October 31, 2004, the Company completed a private placement to 47 investors for the allocation of 1,107,000 shares of common stock at $0.25 per share (“private placement shares”). The Company received gross proceeds of $276,750 from the offering. Of the total gross proceeds, $10,000 was received on November 10, 2004 and has been reflected as a subscription receivable in the accompanying financial statements. The Company incurred offering costs of $46,604 and has applied such costs against the proceeds from the offering.

The founder’s shares and private placement shares have not been issued as of October 31, 2004.

NOTE 5 -     GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has a working capital deficiency of $1,303,201, has not earned any revenues, and has incurred a net loss since its inception totaling $1,525,382. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company intends to improve the content and quality of its programming, expand the size and number of markets in which the programming content would be available, enter into sponsorship agreements and marketing partnerships, and enter into agreements with wireless telecommunication companies on a subscription basis. Management believes it will be successful in raising additional capital sufficient to continue operations.

Part II

Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant’s Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law. We are also a party to indemnification agreements with each of our directors and officers. The Registrant has also agreed to indemnify the selling shareholders named in the Registration Statement against certain liabilities, including liabilities under the Securities Act.

The bylaws of the registrant provide that, to the fullest extent permitted by applicable law, the registrant shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the registrant or was serving at the request of the registrant.

The registrant has not purchased insurance against costs which may be incurred by it pursuant to the foregoing provisions of its certificate of incorporation and bylaws, nor does it insure its officers and directors against liabilities incurred by them in the discharge of their functions as such officers and directors.

Item 25. Other Expenses of Issuance and Distribution.

ITEM	AMOUNT
SEC registration fee	$35
Legal fees and expenses (1)	$15,000
Accounting fees and expenses	$7,500
Transfer Agent & Registrar fees (2)	$1,500
Miscellaneous (2)	$1,500

Total Estimated Expenses	$25,535

(1)	Does not include an additional $5000 for each amendment filed for this Registration Statement
(2)	Estimated expenses

Item 26. Recent Sales of Unregistered Securities.

During 2004, the Registrant sold the securities listed below without registration under the 1933 Securities Act in reliance on the exemption from registration requirements cited. All transactions were exempt from registration under the Securities Act pursuant to Rule 504 of Regulation D or pursuant to Section 4(2) of that Act and all persons were given a private placement memorandum to make an informed investment decision .

On October 31, 2004, the Company concluded a private placement of shares of its common stock sold under the above-referenced exemption. These offers and sales did not involve any public solicitation or advertising and all investors had a pre-existing relationship with the Company including its predecessors. The Company raised a total of $276,750 through the sale of 1,107,000 shares of its common stock to a total of 46 investors for $.25 per share.

Item 27. Exhibits

The exhibits listed below and designated as filed herewith (rather than incorporated by reference) follow the signature page in sequential order.

Designation of Exhibit as Set Forth in Item 601 of Regulation S-B	Description

3.1	Articles of incorporation
3.2	Bylaws
3.3	Articles of Amendment to Articles of Incorporation

5.1	Opinion of Mark C. Perry, P.A.

10.1	Secured Promissory Note, dated October 3, 2000
10.2	Security Agreement dated October 3, 2000 by Falcon Entertainment in favor of James Fallacaro and Corinne Fallacaro
10.3	Secured Promissory Note, dated July 29, 2004
10.4	Security Agreement dated July 28, 2004 by Global Music International In favor of Corinne Fallacaro
10.5	Connecticut Bill of Sale of Personal Property, dated August 2, 2004

23.1	Consent of Mark C. Perry, P.A. (included in Exhibit 5.1)
23.2	Consent of Carlin, Charron & Rosen, LLP

Item	28. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned small business issuer will:

1.	For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

2.	For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Global Music International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Redding, State of Connecticut on November 30, 2004.

Global Music International, Inc.

By:	/s/ Corinne Fallacaro
Corinne Fallacaro, President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE	TITLE	DATE
/s/ Corinne Fallacaro Corinne Fallacaro	Chief Executive Officer, Principal Financial and Accounting Officer and Director	November 30, 2004

/s/ Christopher Mauritz Christopher Mauritz	Chief Technology Officer, Vice President and Secretary	November 29, 2004

II-4